As filed with the Securities and Exchange Commission on March 30, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVERETT SPINCO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	61-1800317
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

3000 Hanover Street

Palo Alto, California 94304

(Address, including zip code of Principal Executive Offices)

DXC TECHNOLOGY COMPANY 2017 OMNIBUS INCENTIVE PLAN

DXC TECHNOLOGY COMPANY 2017 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

DXC TECHNOLOGY MATCHED ASSET PLAN

DXC TECHNOLOGY COMPANY 2017 SHARE PURCHASE PLAN

(Full Title of the Plans)

Rishi Varma

President and Secretary

Everett SpinCo, Inc.

3000 Hanover Street

Palo Alto, California 94304

Telephone: (650) 687-5817

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated Filer	☒	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01	44,680,000(3)	$66.41	$2,967,198,800	$343,898.34

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c), this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the Matched Asset Plan described herein.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h), and equal to the average of the high and low prices of the Common Stock on the “when issued” trading market as reported on the New York Stock Exchange on March 27, 2017.
(3)	Of these securities, 34,200,000 are to be registered under the 2017 Omnibus Incentive Plan, 230,000 are to be registered under the 2017 Non-Employee Director Plan, 10,000,000 are to be registered under the Matched Asset Plan, and 250,000 are to be registered under the 2017 Share Purchase Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is included in the prospectuses for the 2017 Omnibus Incentive Plan, the 2017 Non-Employee Director Incentive Plan, the Matched Asset Plan and the 2017 Share Purchase Plan (the “Prospectuses”), which the Registrant has elected not to file as part of this Registration Statement in accordance with the instruction to Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant and the Matched Asset Plan with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

1.	The Registrant’s Registration Statement on Form 10 (Commission File No. 000-55712) initially filed with the Commission on February 14, 2017 (the “Form 10 Registration Statement”), as amended by Amendment No. 1 to the Form 10 Registration Statement filed with the Commission on February 24, 2017, including the description of the Registrant’s Common Stock contained in the Information Statement filed as Exhibit 99.1 to the Form 10 Registration Statement, and any amendment or report filed for the purpose of updating such description, under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”); and

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2017 filed with the Commission on March 30, 2017; and

3.	The Annual Report on Form 11-K (Commission File No. 001-04850) filed with the Commission on July 8, 2016 by Computer Sciences Corporation, with respect to the Computer Sciences Corporation Matched Asset Plan, the predecessor to the DXC Technology Matched Asset Plan; and

4.	The Registrant’s Current Report on Form 8-K filed with the Commission on March 27, 2017.

All reports and other documents that the Registrant or the Matched Asset Plan subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that it has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that such report or document is filed. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Delaware law, the Registrant’s Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Registrant’s Certificate of Incorporation and Bylaws (“Bylaws”) permit the Registrant to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served at any other enterprise as a director, officer or employee at the request of the Registrant or any predecessor to the Registrant. Further, the Bylaws require the Registrant to provide this indemnification.

In addition, the Bylaws provide that the expenses incurred by an indemnitee in connection with defending any proceeding, in advance of its final disposition, upon the request of the indemnitee and an undertaking by or on behalf of the indemnitee to repay the amounts advanced if it is determined ultimately that the indemnitee is not entitled to be indemnified.

The indemnification rights provided in the Bylaws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index at the end of the Registration Statement and are incorporated herein by reference. The Registrant will submit or has submitted the Matched Asset Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Palo Alto in the State of California, on this 30th day of March, 2017.

EVERETT SPINCO, INC.

By	/s/ Rishi Varma
Rishi Varma
President and Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Rishi Varma, Timothy C. Stonesifer, J. Michael Lawrie, William L. Deckelman, Jr. and Paul N. Saleh as his true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Rishi Varma Rishi Varma	President, Secretary and Director (Principal Executive Officer)	March 30, 2017

/s/ Timothy C. Stonesifer Timothy C. Stonesifer	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 30, 2017

/s/ Jeremy K. Cox Jeremy K. Cox	Director	March 30, 2017

/s/ Mary Agnes Wilderotter Mary Agnes Wilderotter	Director	March 30, 2017

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Matched Asset Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tysons in the Commonwealth of Virginia, on this 30th day of March, 2017.

DXC TECHNOLOGY MATCHED ASSET PLAN

By	/s/ Eduardo J. Nunez
Eduardo J. Nunez
Member, Employee Benefits Fiduciary Committee

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of Everett SpinCo, Inc. (Incorporated by reference to Exhibit 3.1 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

4.2	Bylaws of Everett SpinCo, Inc. (Incorporated by reference to Exhibit 3.2 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

4.3	2017 Omnibus Incentive Plan

4.4	2017 Non-Employee Director Incentive Plan

4.5	Matched Asset Plan

4.6	2017 Share Purchase Plan

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of Johnson Lambert LLP

23.5	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

99.1	Form of Articles of Incorporation of Everett SpinCo, Inc. following the Merger. (Incorporated by reference to Exhibit 99.5 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)

99.2	Form of Bylaws of Everett SpinCo, Inc. following the Merger. (Incorporated by reference to Exhibit 99.6 to Form 10 of Everett SpinCo, Inc., filed with the Securities and Exchange Commission on November 2, 2016.)